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                                                                     EXHIBIT 8.1



                    [Letterhead of Willkie Farr & Gallagher]



Globalstar Telecommunications Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12
Bermuda



Ladies and Gentlemen:

        We have acted as counsel to Globalstar Telecommunications Limited, a Bermuda company (the "Company"), in connection with its registration for resale of 3,000,000 shares of Convertible Redeemable Preferred Stock due 2011 (the "Preferred Stock "), and the shares of Common Stock, $ 1.00 par value ("Common Stock"), issuable upon conversion thereof (the "Conversion Shares"), the shares of Common Stock issuable in connection with dividend, redemption or other payments on the Preferred Stock (the "Payment Shares") and the shares of Common Stock which may be acquired by certain executives of the Company upon exercise of certain stock options (the "Option Shares") as described in the Company's Prospectus (the "Prospectus") contained in the Registration Statement on Form S-3 (the "Registration Statement") filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.


        We have been reviewed a copy of the Registration Statement, and have relied upon the Memorandum of Association and Bye-Laws of the Company and such other documents, certificates and records and have made such investigations as we deem necessary or appropriate in order to give the opinion expressed herein.


        In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified copies or photocopies. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Company and of Globalstar and public officials. As to the opinion set forth below with respect to the statements under the heading "Description of Preferred Stock" in the Prospectus, and with the consent of Appleby, Spurling & Kempe, we have relied, as to matters of Bermuda law, upon the opinion of Appleby, Spurling & Kempe, dated today and addressed to the Board of Directors of the Company.

        Based upon the foregoing and having regard for such legal questions as we have deemed relevant, it is our opinion that:


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        The statements set forth in the Prospectus under "Taxation--United
States Tax Considerations", insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein relating to the laws of the United States fairly present the information referred to therein with respect to such legal matters, documents and proceedings; the statements set forth under the headings "Offering Summary" and "Risk Factors" insofar as such statements purport to summarize provisions of the Partnership Agreement, provide a fair summary of such provisions; and the statements set forth under the heading "Description of Preferred Stock" in the Prospectus, insofar as such statements purport to summarize provisions of the Securities and Indenture, provide a fair summary of such provisions.

We call to your attention that we are members of the Bar of the State of New York and do not purport to be experts in, or to render any opinions with respect to, the laws of jurisdictions other than the State of New York, except for the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware.

Very truly yours,



/s/ Willkie Farr & Gallagher